Exhibit 4.1



THE BANK OF NEW YORK
NEW YORK'S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON
2 HANSON PLACE, 12TH FLOOR, BROOKLYN, NEW YORK  11217



                               September 20, 2005



Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020


                       Van Kampen Unit Trusts, Series 526
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Dear Sirs:

     The Bank of New York is acting as trustee for the Van Kampen Unit Trusts, Series 526 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on September 19, 2005, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-126761) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.



                                                              Very truly yours,


                                                             /s/ DESMOND O'REGAN
                                                             -------------------
                                                                 Vice President